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                                                            Exhibit 21

          STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES
                      SUBSIDIARIES OF REGISTRANT

  Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 1998 (except subsidiaries which,
considered   in    the  aggregate  do  not  constitute   a   significant
subsidiary):
                                                                Percentage
                                                  Percentage    of Voting
                                                  of Voting     Stock
                                                  Stock Owned   Owned by
                                 Jurisdiction of  by the        Immediate
   Name of Subsidiary             Incorporation   Company       Parent

Crest Fruit Company               Texas             100%
Custom Hoists, Inc.               Ohio              100%
Fellowship Bookstores             California        100%
James Burn International, Inc.    New York          100%
Standex Air Distribution
  Products, Inc. .                Pennsylvania      100%
Standex Financial Corp.           Delaware          100%
SXI Limited                       Canada            100%
Keller-Dorian Graveurs, S.A.      France            100%
S. I. de Mexico S.A. de C.V.      Mexico            100%
Standex International FSC, Inc.   Virgin Islands    100%
Standex International GmbH        Germany           100%
Standex Holdings Limited          United Kingdom    100%
 Standex International Limited    United Kingdom                100%
 Roehlen Industries Pty. Limited  Australia          50%         50%
 James Burn International
 Limited                          United Kingdom                100%
 Standex Electronics (U.K)
 Limited                          United Kingdom                100%
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